Exhibit 12.1


                      STATEMENT RE: COMPUTATION OF RATIOS

Fixed Charges:                            12/31/2001     12-31-2000   12-31-1999    12-31-1998   12-31-1997
                                         -------------- ------------- ------------ ------------- ------------

  Pre-tax income from continuing
    operations                           (113,481,687)  (39,123,673)  (16,225,127) (12,183,659)  (3,860,354)

  Earnings                                (82,076,851)  (27,685,635)  (13,688,533) (10,692,799)  (3,559,668)

  Fixed charges:
       Interest                             34,012,797    11,086,662     1,545,027    1,249,442      770,026
       Amortization of loan
         acquisition costs                   1,119,670       707,204         4,712        4,712       22,749
       Interest element of rental
         expense                             2,695,814     1,008,395       897,658      591,327       36,666
                                         -------------- ------------- ------------ ------------- ------------
     Total Fixed charges                    37,828,281    12,802,261     2,447,397    1,845,481      829,441
                                         -------------- ------------- ------------ ------------- ------------
  Deficiency of earnings to fixed
    charges                              (119,905,132)  (40,487,896)  (16,135,930) (12,538,281)  (4,389,109)
                                         ============== ============= ============ ============= ============


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